Exhibit 99.1

CSB BANCORP, INC. REPORTS THIRD QUARTER EARNINGS

Third Quarter Highlights

	Quarter Ended September 30, 2017	Quarter Ended September 30, 2016
Diluted earnings per share	$0.68	$0.61
Net Income	$1,866,000	$1,694,000
Return on average common equity	10.62%	10.29%
Return on average assets	1.05%	1.03%

Millersburg, Ohio – October 23, 2017 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced third quarter 2017 net income of $1,866,000, or $.68 per basic and diluted share, as compared to $1,694,000, or $.61 per basic and diluted share, for the same period in 2016. For the nine month period ended June 30, 2017 net income totaled $5,322,000, compared to $4,785,000 for the same period last year an increase of 11%.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 10.62% and 1.05%, respectively, compared with 10.29% and 1.03% for the third quarter of 2016.

Eddie Steiner, President and CEO stated, “Loan and deposit balances continued to grow at a fairly steady pace through the third quarter. Net interest margin, compared to the same quarter in the prior year, improved for the seventh consecutive quarter.”

Revenue, on a fully-taxable equivalent basis, totaled $7.4 million during the quarter, a 10% increase from the prior-year third quarter. Net interest income increased $707 thousand, or 13%, in the third quarter of 2017 compared to the same period in 2016. Loan interest income including fees increased $865 thousand during third quarter 2017 as compared to the same quarter in 2016. This increase was driven partially by an increase in average loan volume of $48 million across all categories of loans as well as in increase of 25 basis points in loan yield. The net interest margin of 3.77% compared favorably to 3.61% for third quarter 2016.

Noninterest income declined by $41 thousand, or 4%, in the third quarter of 2017 compared to 2016. The decrease reflects a $91 thousand drop in trust and brokerage fees a result of broker and administrative changes within the unit. The decrease in other income was partially offset by growth in cash surrender value of life insurance, debit card fee income, and gain on sale of loans.

Noninterest expense amounted to $4.3 million during the quarter, an increase of $292 thousand, or 7%, from third quarter 2016. Salary and employee benefits rose $212 thousand, or 9%, on a quarter over prior year quarter with increases in salary, healthcare, and employment taxes. The Company’s third quarter efficiency ratio was 57.9% as compared to 59.2% for the same quarter in the prior year.

Federal income tax provision totaled $826 thousand in third quarter 2017, compared to $740 thousand for the same quarter in 2016 reflecting an increased effective tax rate in 2017 from an increase in taxable income.

Average total assets during the quarter amounted to $702 million, an increase of $48 million, or 7%, above the same quarter of the prior year. Average loan balances of $505 million increased $48 million, or 11%, from the prior year third quarter while average securities balances of $132 million decreased $13 million, or 9%, as compared to third quarter 2016.

Average commercial loan balances for the quarter, including commercial real estate, increased $28 million, or 9%, from prior year levels. Average residential mortgage balances increased $15 million, or 16%, over the prior year’s quarter. Average home equity balances increased $1 million, or 3%, and average consumer credit balances increased $4 million, or 28%, versus the same quarter of the prior year.

Delinquent loan balances as of September 30, 2017 amounted to 1.22% of total loans as compared to 0.82% at September 30, 2016. Nonperforming assets totaled $4.9 million, or 0.97%, of total loans plus other real estate, an increase of $2 million over September 30, 2016. The increase in nonperforming loans year over year is primarily due to two lending relationships comprised of several loans. The allowance for loan losses amounted to 1.07% of total loans on September 30, 2017 as compared to 1.08% at September 30, 2016.

Net loan losses recognized during third quarter 2017 were $1.1 million, or 0.89% annualized, compared to third quarter 2016 net loan losses of $318 thousand.

Average deposit balances for third quarter 2017 totaled $559 million, an increase of $39 million, or 8%, from the prior year’s third quarter. Within the deposit category, average noninterest-bearing account balances for the third quarter increased by $39 million, or 8%, above the same period in the prior year. Average interest-bearing checking, money market, and traditional savings balances increased $11 million, or 7%, from year ago levels, while average time deposit balances decreased $4 million, or 4%, from third quarter 2016. In addition to the changes in average deposit balances, the average balance of securities sold under repurchase agreement during the third quarter of 2017 decreased by $4 million, or 8%, compared to the average for the same period in the prior year. Repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts.

Shareholders’ equity totaled $69.8 million on September 30, 2017 with 2.7 million common shares outstanding. The tangible equity to assets ratio amounted to 9.2% on September 30, 2017 and 9.3% on September 30, 2016. The Company declared a third quarter dividend of $0.22 per share producing an annualized yield of 2.9% based on the September 30, 2017 closing price of $30.50.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $711 million as of September 30, 2017. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330-763-2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2017	2017	2017	2016	2016	2017	2016
EARNINGS	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	9 months	9 months
Net interest income FTE (a)	$6,300	$6,046	$5,955	$6,022	$5,597	$18,301	$16,509
Provision for loan losses	280	845	(160)	—	164	965	493
Other income	1,054	1,060	1,106	1,112	1,095	3,220	3,184
Other expenses	4,286	3,688	4,646	4,210	3,994	12,620	12,045
FTE adjustment (a)	96	96	93	91	100	285	281
Net income	1,866	1,726	1,730	1,953	1,694	5,322	4,785
Diluted earnings per share	0.68	0.63	0.63	0.72	0.61	1.94	1.74
PERFORMANCE RATIOS
Return on average assets (ROA)	1.05%	1.01%	1.05%	1.17%	1.03%	1.04%	0.99%
Return on average common equity (ROE)	10.62%	10.15%	10.54%	11.76%	10.29%	10.44%	9.99%
Net interest margin FTE (a)	3.77%	3.75%	3.85%	3.83%	3.61%	3.79%	3.61%
Efficiency ratio	57.89%	51.49%	65.39%	58.59%	59.23%	58.24%	60.70%
Number of full-time equivalent employees	169	169	164	165	165
MARKET DATA
Book value/common share	$25.47	$25.06	$24.41	$23.85	$23.98
Period-end common share mkt value	30.50	30.60	31.00	31.00	25.17
Market as a % of book	119.75%	122.11%	127.00%	129.98%	104.96%
Price-to-earnings ratio	11.47	11.81	12.16	12.60	10.80
Cash dividends/common share	$0.22	$0.20	$0.20	$0.20	$0.20	$0.62	$0.58
Common stock dividend payout ratio	32.35%	31.75%	31.75%	27.78%	32.79%	31.96%	33.33%
Average basic common shares	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242	2,741,956
Average diluted common shares	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242	2,741,956
Period end common shares outstanding	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242
Common shares repurchased	0	0	0	0	0
Common stock market capitalization	$83,638	$83,913	$85,010	$85,010	$69,022
ASSET QUALITY
Gross charge-offs	$1,138	$34	$13	$44	$346	$1,185	$374
Net charge-offs (recoveries)	1,133	10	(323)	(289)	318	820	153
Allowance for loan losses	5,436	6,289	5,454	5,291	5,002
Nonperforming assets (NPAs)	4,930	6,036	4,909	1,684	2,849
Net charge-off (recovery) /average loans ratio	0.89%	0.01%	(0.27)%	(0.25)%	0.27%	0.22%	0.05%
Allowance for loan losses/period-end loans	1.07	1.26	1.13	1.11	1.08
NPAs/loans and other real estate	0.97	1.21	1.02	0.35	0.62
Allowance for loan losses/nonperforming loans	110.27	104.19	111.10	314.19	177.61
CAPITAL & LIQUIDITY
Period-end tangible equity to assets	9.18%	9.20%	9.17%	9.07%	9.34%
Average equity to assets	9.93	9.93	9.98	9.95	10.02
Average equity to loans	13.81	13.90	13.85	14.25	14.33
Average loans to deposits	90.30	90.42	90.45	87.15	87.89
AVERAGE BALANCES
Assets	$702,040	$686,403	$666,650	$664,158	$653,635	$685,210	$647,007
Earning assets	662,432	646,859	627,520	625,320	616,555	645,732	610,556
Loans	504,943	490,359	480,656	463,725	456,865	492,075	443,977
Deposits	559,195	542,308	531,380	532,102	519,828	544,397	515,858
Shareholders’ equity	69,737	68,184	66,560	66,094	65,471	68,172	63,996
ENDING BALANCES
Assets	$710,824	$696,891	$679,437	$669,978	$654,391
Earning assets	669,483	657,249	640,113	631,069	617,264
Loans	509,458	498,625	480,709	475,449	463,211
Deposits	571,626	547,104	542,180	540,785	522,240
Shareholders’ equity	69,838	68,726	66,927	65,415	65,751

NOTES:

(a)	- Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	September 30,	September 30,
(Dollars in thousands, except per share data)	2017	2016
ASSETS
Cash and cash equivalents
Cash and due from banks	$15,592	$14,396
Interest-earning deposits in other banks	29,780	13,308
Federal Funds Sold	—	—

Total cash and cash equivalents	45,372	27,704
Securities
Available-for-sale, at fair-value	98,048	112,924
Held-to-maturity	26,475	22,964
Restricted stock, at cost	4,614	4,614

Total securities	129,137	140,502
Loans held for sale	1,108	243
Loans	509,458	463,211
Less allowance for loan losses	5,436	5,002

Net loans	504,022	458,209
Goodwill and core deposit intangible	5,024	5,141
Bank owned life insurance	13,131	10,292
Premises and equipment, net	8,906	8,561
Accrued interest receivable and other assets	4,124	3,739

TOTAL ASSETS	$710,824	$654,391

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$167,563	$160,947
Interest-bearing	404,063	361,293

Total deposits	571,626	522,240
Short-term borrowings	45,057	50,967
Other borrowings	21,596	12,476
Accrued interest payable and other liabilities	2,707	2,957

Total liabilities	640,986	588,640

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2017 and 2016	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	46,250	41,224
Treasury stock at cost - 238,360 shares in 2017 and 2016	(4,784)	(4,784)
Accumulated other comprehensive (loss) income	(72)	867

Total shareholders’ equity	69,838	65,751

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$710,824	$654,391

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarter ended		Nine months ended
(Unaudited)	September 30,		September 30,
(Dollars in thousands, except per share data)	2017	2016	2017	2016
Interest and dividend income:
Loans, including fees	$5,907	$5,042	$16,940	$14,750
Taxable securities	599	634	1,796	2,032
Nontaxable securities	171	163	509	482
Other	89	24	180	73

Total interest and dividend income	6,766	5,863	19,425	17,337

Interest expense:
Deposits	368	249	942	758
Other	194	117	467	351

Total interest expense	562	366	1,409	1,109

Net interest income	6,204	5,497	18,016	16,228
Provision for loan losses	280	165	965	493

Net interest income after provision for loan losses	5,924	5,333	17,051	15,735

Noninterest income
Service charges on deposits accounts	287	301	847	867
Trust services	122	213	481	657
Debit card interchange fees	298	270	882	803
Gain on sale of loans	94	71	197	221
Gain on sale of securities	—	1	—	1
Other	253	239	813	635

Total noninterest income	1,054	1,095	3,220	3,184

Noninterest expenses
Salaries and employee benefits	2,531	2,319	7,462	6,945
Occupancy expense	236	229	660	707
Equipment expense	143	170	485	513
Professional and director fees	257	221	660	584
Software expense	219	203	633	587
Marketing and public relations	91	94	259	322
Debit card expense	139	120	410	338
Other expenses	670	638	2,051	2,049

Total noninterest expenses	4,286	3,994	12,620	12,045

Income before income tax	2,692	2,434	7,651	6,874
Federal income tax provision	826	740	2,329	2,089

Net income	$1,866	$1,694	$5,322	$4,785

Net income per share:
Basic	$0.68	$0.61	$1.94	$1.74

Diluted	$0.68	$0.61	$1.94	$1.74